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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
    of the Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-14680

                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)


                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         WARRANTS (DATED NOVEMBER 3 AND 10, 1989) TO PURCHASE TWO SHARES
      OF GENERAL DIVISION COMMON STOCK, $0.01 PAR VALUE, AND .135 SHARE OF
              TISSUE REPAIR DIVISION COMMON STOCK, $0.01 PAR VALUE

         SERIES N WARRANTS (DATED MAY 5, 1992) TO PURCHASE TWO SHARES OF
       GENERAL DIVISION COMMON STOCK, $0.01 PAR VALUE, AND .135 SHARE OF
                   TISSUE REPAIR COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)


                 GENERAL DIVISION COMMON STOCK, $0.01 PAR VALUE
              TISSUE REPAIR DIVISION COMMON STOCK, $0.01 PAR VALUE
                  GENERAL DIVISION COMMON STOCK PURCHASE RIGHTS
               TISSUE REPAIR DIVISION COMMON STOCK PURCHASE RIGHTS
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [x]             Rule 12h-3(b)(1)(ii)        [ ]
    Rule 12g-4(a)(1)(ii)       [ ]             Rule 12h-3(b)(2)(i)         [ ]
    Rule 12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(i)         [ ]
    Rule 12g-4(a)(2)(ii)       [ ]             Rule 12h-3(b)(2)(ii)        [ ]
    Rule 12h-3(b)(1)(i)        [x]             Rule 15d-6                  [ ]


     Approximate number of holders of record of each security as of the certification or notice date: 0




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        Pursuant to the requirements of the Securities Exchange Act of 1934
GENZYME CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 17, 1997            GENZYME CORPORATION



                                   By: /s/ Peter Wirth
                                       --------------------------------------
                                       Peter Wirth
                                       Executive Vice President
                                       and Chief Legal Counsel